Exhibit 5.1

[EXCO Letterhead]

September 4, 2007

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251

Re:
EXCO Resources, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        As Vice President, General Counsel and Secretary of EXCO Resources, Inc., a Texas corporation (the "Company"), I have acted as counsel in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company is filing with the Securities and Exchange Commission (the "Commission") with respect to 115,000,000 shares of Common Stock, par value $0.001 per share (the "Shares"), which may be resold by certain selling shareholders, as described in the Registration Statement. The Shares are issuable upon the conversion of (i) 24,383 outstanding shares of our Series A-1 7.0% Cumulative Convertible Perpetual Preferred Stock, (ii) 11,700 outstanding shares of our Series B 7.0% Cumulative Convertible Perpetual Preferred Stock, (iii) 2,925 outstanding shares of our Series C 7.0% Cumulative Convertible Perpetual Preferred Stock and (iv) 160,992 outstanding shares of our Series A-1 Hybrid Preferred Stock (collectively, clauses (i), (ii), (iii) and (iv) are referred to as the "Preferred Stock") held by the selling shareholders and include an estimated number of shares of common stock that may become issuable due to Preferred Stock dividend accruals or Preferred Stock anti-dilution adjustments.

        In connection with the foregoing, I have examined the Registration Statement, a copy of the Third Amended and Restated Articles of Incorporation of the Company and any amendments thereto to date, a copy of the Statement of Designation for the Series A-1 7.0% Cumulative Convertible Perpetual Preferred Stock, a copy of the Statement of Designation for the Series A-2 7.0% Cumulative Convertible Perpetual Preferred Stock, a copy of the Statement of Designation for the Series B 7.0% Cumulative Convertible Perpetual Preferred Stock, a copy of the Statement of Designation for the Series C 7.0% Cumulative Convertible Perpetual Preferred Stock, a copy of the Statement of Designation for the Series A-1 Hybrid Preferred Stock, a copy of the Statement of Designation for the Series A-2 Hybrid Preferred Stock, a copy of the Amended and Restated Bylaws of the Company as amended to date, and such resolutions of the Board of Directors of the Company and other documents and records of the Company as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

        I am a member of the bar of the State of Texas and the opinion expressed herein is limited to matters controlled by the laws of the State of Texas.

        Based upon and subject to the foregoing, I am of the opinion that any Shares that may be sold by the selling shareholders have been duly authorized and, when the Shares have been issued upon conversion of the Preferred Stock, will be validly issued, fully paid and nonassessable under the laws of the State of Texas.

        The opinion expressed herein is rendered as of the date hereof, and I undertake no, and hereby disclaim any kind of, obligation to advise you of any changes or new developments in law, fact or otherwise that may affect any matter set forth herein.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder promulgated by the Commission.

Very Truly Yours,
/s/ William L. Boeing William L. Boeing Vice President, General Counsel and Secretary